Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated March 31, 2023, relating to the consolidated financial statements of LuxUrban Hotels Inc. and Subsidiaries, formerly known as CorpHousing Group Inc. and Subsidiaries as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

April 21, 2023